Exhibit 10.27

ANNUAL INCENTIVE PROGRAM

The Company does not have a formal, written plan with respect to its annual incentive program applicable to all executive officers. The below summarizes the principal aspects of the Company's annual incentive program, which is modified from time to time upon approval by the Compensation Committee.  Each year the Company does notify, in writing, those executive officers selected to participate in the annual incentive program and, if awards are earned, the amount of annual incentive program compensation earning. Samples of those letters also appear below.

The Compensation Committee (the "Committee") believes that a significant portion of the compensation for each executive officer should be in the form of annual performance-based cash bonuses.  Short-term incentives, like our annual incentive program, tie executive compensation to our immediate financial performance as well as, to a certain extent, individual performance.  Each executive officer generally participates in our annual incentive program as it is our primary means of providing for an annual cash bonus.

The annual incentive program is based on goals determined by the Committee in line with annual budgets approved by the full Board.  Under our program, at the outset of each year the Committee establishes target performance goals and a range of performance around the target performance goals for which a bonus would be paid as described below.  We set the performance goals with the intent that it will be challenging for a participant to receive 100% of his or her potential bonus amount.  However, based on the goals set, an executive officer can earn from 0% of this targeted bonus to 150% of his or her targeted bonus based upon actual performance measured against the range of established performance goals.  Varying bonuses are paid for the attainment of specified goals within that range.

Under our program we establish separate performance goals for each of Orthofix International N.V., Orthofix Inc., Breg, Inc., Blackstone Medical, Inc. and our international division based on a matrix of performance goals as set forth below.  The Chief Financial Officer is responsible for overseeing the process of determining proposed goals for the Company and each of its divisions and subsidiaries.

The proposed goals and related matrix are then provided to the Committee for review and approval.  Typically, the goals are set in February for the current year and payments are made the following March for the previous fiscal year.  Executive officers are notified in writing of the goals and bonus eligibility for any given year.  The terms of the notice generally require that the executive officer be an employee on the date of payment in order to be paid any compensation under the annual incentive program, which requirements can vary if the executive has a written employment agreement with the Company or one of its subsidiaries.

The annual incentive program for Orthofix International N.V. currently consists of the following performance goal components that are weighted as follows:

•	50% – based on the attainment of a specified dollar amount of revenue; and

•	50% – based on attainment of specified EBITDA targets.

The annual incentive program for Orthofix, Inc., Breg, Inc., Blackstone Medical, Inc. and the Company’s international division currently consists of the following performance goal components that are weighted as follows:

•	50% – based on the attainment of a specified dollar amount of revenue; and

•	50% – based on the attainment of a specified dollar amount of operating income (excluding depreciation, amortization and SFAS 123R expense).

We developed these weightings with the intent of linking most of the bonus to quantifiable entity or business unit performance measures.  The percent of attainment of the goals relating to corporate performance (net income or operating income and sales) have a threshold and a maximum of performance ranging from 25% to 150%.

Exhibit 10.27

To calculate the bonus amount, each percentage is multiplied by its component's percentage weight.  The products are added together to produce a resulting weighted percentage.  For each participant, this percentage is used to determine what amount of the pre-established bonus goal amount will be paid.  The weighted percentage is then multiplied by the target amount of bonus for which that participant is eligible.  The following is an illustration only of how this calculation may work using sample attainment percentages and maximum eligible bonus numbers:

Performance Goal	Weighting	Attainment	Product
Net/Operating Income	50%	100%	50%
Sales	50%	75%	37.5%
		Weighted Percentage:	87.5%

Target Bonus:  40% of base salary of $200,000 = $80,000

Bonus Calculation: $80,000 (at target) multiplied by 87.5% (weighted percentage attainment) = $70,000 bonus

The Committee has the discretion to review an entity's or business unit's actual results (or an individual's or division's performance) and consider certain mitigating factors, such as one-time costs or events such as acquisitions or other unique corporate (or personal) events not contemplated at the time the goals were established.  These may be excluded from the financial information used in connection with the determination of bonuses or the financial (or individual) information may be otherwise adjusted in light of these mitigating factors.

Exhibit 10.27

[SAMPLE LETTER - AWARD OF BONUS UNDER ANNUAL INCENTIVE PROGRAM]

[Orthofix Letterhead]

[Date]

[Participant]
[Address]

Dear [Participant]:

As a key contributor included in the [year] incentive bonus program for [company name or business unit], I wish to report to you what we achieved against the bonus targets for sales and [EBITDA or operating income] during [year]. As you will recall, in addition to offering a sliding scale for performance achievement, this plan also offers an over-achievement bonus. The achievement on sales resulted in a [percentage] bonus attainment and the achievement on [EBITDA or operating income] resulted in a [percentage] bonus attainment. The sales and [EBITDA or operating income] components represent [percentage] and [percentage] of the planned bonus payout respectively. This calculates out to an overall [percentage] payout against your bonus potential.

[If applicable:] In addition, you were granted an incremental [amount] bonus award by the Compensation Committee in recognition of your efforts in contributing to _________________.

You will find attached your bonus check. Federal withholding at the supplemental rate of 25% plus any applicable state or benefits taxes were deducted. The designated percentages for both the Employee Stock Purchase Plan and the 401k were also deducted.

Your inclusion is confidential and not a guarantee of future participation. During the next couple of months, management will be selecting and notifying participants for [following year].

Thank you for your continued effort in [year].

Best regards,

Orthofix International NV

Thomas Kester
Chairman, Compensation Committee

Exhibit 10.27

[SAMPLE LETTER - SELECTION AS PARTICIPANT IN ANNUAL INCENTIVE PROGRAM]

[Orthofix Letterhead]

[Date]

[Participant]
[Address]

Dear [Participant]:

I am pleased to inform you that as a key contributor you have been selected to participate in the [year] bonus program at Orthofix International N.V. at [percentage] of your salary level.

In addition to offering a sliding scale for performance achievement, this plan also offers an over-achievement bonus. To qualify for any bonus, the [company name or business unit] has to meet the minimum [EBITDA or operating income] and sales objectives of [amount][*] and [amount] respectively. Once these minimum objectives are achieved, either individually or collectively, the weighing of the bonus is 50% [EBITDA or operating income] and 50% sales.

This is a yearly program subject to change. Your inclusion is confidential and not a guarantee of future participation. To receive the bonus, you must be an employee at the time the bonus is paid.

Thank you for your continued effort, and we look forward to the [company name or business unit] achieving this year’s targets.

Best regards,

Orthofix International NV

Thomas Kester
Chairman, Compensation Committee

[*Before stock option expense]